Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of January 1, 2014 (“Effective Date”) between JON EDELSON, M.D. (“Executive”), and ANTERIOS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of January 1, 2007 (the “Original Agreement”);

WHEREAS, the Company and Executive wish to enter into a new agreement governing the current terms of Executive’s employment with the Company that shall supersede and replace in its entirety the Original Agreement; and

WHEREAS, the Company and Executive have entered into a letter agreement governing certain corporate governance matters dated as of December 9, 2014 (the “Letter Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

IT IS AGREED:

1.                                           Employment and Duties. During the Term (as defined herein), the Company shall employ Executive as its Chief Executive Officer (“CEO”) and President. Executive shall report directly to the Company’s Board of Directors (“Board”). The Company and Executive acknowledge that Executive’s primary functions and duties shall be overseeing the planning of the Company’s operating, financing and marketing strategies and managing the Company’s general operations. The Board may assign to Executive such other management responsibilities and executive duties as are consistent with Executive’s role and status as CEO and President of the Company. During such time as Executive is serving as the CEO or President of the Company, the Board shall nominate Executive to serve as a member of the Board at each election of directors by the stockholders of the Company in which the Board seat that Executive then occupies is slated for re-election, or if Executive is not then serving on the Board, at the next election of directors by the stockholders of the Company. If the Company’s stockholders vote in favor of such nomination, Executive agrees to serve as a Board member and also agrees that he will not be entitled to any additional compensation for any such Board service. During the Term, Executive shall devote Executive’s full employable time, attention and best efforts to the business affairs of the Company and its subsidiaries and will not actively engage in outside activities unless approved by the Board; provided, however, that Executive may devote time to personal investments, philanthropic service or other personal matters to the extent such activities and matters do not interfere with the performance of Executive’s duties hereunder without obtaining such approval. Executive shall provide his services in the New York City metropolitan area. Executive shall undertake such travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2.                                           Term. This Agreement shall be effective for a period commencing as of the Effective Date and ending on the date Executive’s employment hereunder is terminated in accordance with Section 4 (such period, the “Term”).

3.                                           Compensation and Benefits.

3.1                               Salary. During the Term, the Company shall pay Executive a base salary at the annual rate of $375,000. Executive’s annual base salary will be reviewed periodically by the Compensation Committee of the Board (the “Committee”), and Executive’s annual rate of base salary as in effect from time to time during the Term will be referred to as “Base Salary.” Executive’s Base Salary shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures for salaried employees.

3.2                               Bonus. For each fiscal year during the Term, Executive shall be eligible to receive a target bonus (“Bonus”) of up to 35% of his total Base Salary, subject to the attainment of performance targets established by the Committee for each such fiscal year. Executive’s target Bonus will be reviewed periodically by the Committee. The actual Bonus earned by Executive during any given fiscal year will be paid as soon as practicable following the determination of performance by the Committee after the end of such fiscal year, but in no event later than March 15 of the fiscal year immediately succeeding the fiscal year for which that annual Bonus was earned.

3.3                               Benefits. The Company will, at its own cost and expense, maintain (a) a life insurance policy on the life of Executive which will provide a death benefit to Executive’s beneficiary in the amount of at least $650,000 and which will be owned by Executive, (b) a disability insurance policy which will provide a non-taxable benefit of at least $225,000 per year payable to Executive until Executive attains the age of 64 and which will be owned by Executive; provided, however, that Executive hereby acknowledges that the cost of premiums for such disability insurance policy will be considered taxable income for Executive in the year paid by the Company, will be reported by the Company to the Internal Revenue Service as taxable income, and will be subject to applicable tax withholding, and (c) such group medical and dental insurance covering Executive and Executive’s dependent family members and such other benefits as are generally afforded to senior executives of the Company, subject to applicable waiting periods and other conditions.

3.4                               Vacation. Executive shall be entitled to three weeks of paid vacation during each calendar year.

3.5                               Expenses. The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures. The Company also will reimburse Executive up to $5,000 for legal fees and expenses incurred by him in connection with the drafting and negotiation of this Agreement and related issues.

4.                                           Termination; Compensation Upon Termination.

4.1                               Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate, and the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except that the Company shall pay to Executive’s estate (a) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (b) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated based on actual performance for the fiscal year as determined by the Committee prorated by multiplying the full amount of such Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which Executive worked at least two weeks), which Bonus will be calculated and paid after the Company’s fiscal year end at the same time that annual bonuses are paid to other executive officers, (c) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (d) all valid expense reimbursements, and (e) all accrued but unused vacation pay.

4.2                               Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred and eighty (180) consecutive calendar days in any consecutive twelve calendar month period. Upon such termination, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement, except that the Company shall pay to Executive or his legal representatives (a) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (b) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated based on actual performance for the fiscal year as determined by the Committee prorated by multiplying the full amount of such Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which Executive worked at least two weeks), which Bonus will be calculated and paid after the Company’s fiscal year end at the same time that annual bonuses are paid to other executive officers, (c) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (d) all valid expense reimbursements, (e) all accrued but unused vacation pay, and (f) medical coverage at the Company’s expense through the date of termination.

4.3 By Company without Cause or By Executive with Good Reason.

(a)                                           The Company, by written notice to Executive, may terminate Executive’s employment hereunder at any time without Cause, and Executive, by written notice to the Company, may terminate Executive’s employment hereunder at any time with Good Reason.

(b)                                           In the event that Executive’s employment is terminated pursuant to Section 4.3(a), the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement, except that Executive shall be entitled to receive (i) continued payment of Executive’s then-current Base Salary for a period of twelve (12) months with the first such payment payable on the sixtieth (60th) day following the date of Executive’s termination and subsequent payments payable in accordance with the Company’s normal payroll schedule for salaried employees; (ii) any Bonus which would have become payable under

Section 3.2 for the year in which the employment was terminated based on actual performance for the fiscal year as determined by the Committee prorated by multiplying the full amount of such Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which Executive worked at least two weeks), which Bonus will be calculated and paid after the Company’s fiscal year end at the same time that annual bonuses are paid to other executive officers; (iii) lump sum payment of all earned and previously approved but unpaid Bonuses; (iv) all valid expense reimbursements; and (v) lump sum payment for all unused vacation through the remainder of the Term. None of the foregoing payments shall be reduced or eliminated as a result of Executive securing employment after such termination or receiving any insurance payments or other benefits.

(c)                                       In addition to the foregoing, in the event that Executive’s employment is terminated pursuant to Section 4.3(a) and provided that Executive and Executive’s eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their rights under COBRA, the Company shall reimburse Executive for the costs Executive incurs to obtain such continued coverage (the “Health Insurance Costs”) for the one (1)-year period following such termination; provided, however, that such reimbursement of Health Insurance Costs shall terminate upon Executive becoming covered under a similar program by reason of employment elsewhere. Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Health Insurance Costs and the Company shall reimburse Executive for that payment within thirty (30) days after receipt of that submission.

(d)                                      The amounts described in clause (i) and (ii) of Section 4.3(b) (the “Conditional Severance Amounts”) and the reimbursement of Health Insurance Costs described in Section 4.3(c) are conditioned upon, and subject to, Executive’s execution of a general release and waiver of claims in favor of the Company in the form of Exhibit A hereto. The release must be executed by Executive and the Company and become effective prior to the sixtieth (60th) day after the date of Executive’s “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”)). If the release does not become effective prior to the end of the sixty (60)-day period following Executive’s separation of service, Executive shall not be entitled to receive the Conditional Severance Amounts or reimbursement of Health Insurance Costs. In addition, Executive shall reimburse the Company for the cost of Continued Benefits through the end of such sixty (60)-day period and the Continued Benefits shall immediately cease. Notwithstanding the foregoing, in no event shall the timing of Executive’s execution of the release required pursuant to this Section 4.3(d) directly or indirectly result in Executive designating the calendar year of payment of the Conditional Severance Amounts or reimbursement of Health Insurance Costs, and if payment of any of the Conditional Severance Amounts or reimbursement of Health Insurance Costs could be made in more than one taxable year of Executive, such payment or reimbursement shall be made in the later taxable year.

4.4 By Company for Cause or By Executive without Good Reason. The Company may terminate Executive’s employment hereunder at any time for Cause, and Executive may, by written notice to the Company, terminate his own employment hereunder at any time without Good Reason. Upon such termination, the Company shall have no further obligations to

Executive hereunder, except the Company shall pay to Executive his Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

4.5                               Definitions.

(a)                                           ”Cause” shall mean: (i) Executives’ gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) the commission by Executive of a material breach of any of the provisions of this Agreement; (iii) Executive’s willful and habitual neglect of his duties of employment, including Executive’s intentional refusal or intentional failure to act with any lawful and proper direction of the Board; (iv) Executive’s commission of an act of fraud with respect to the Company; or (e) the conviction of Executive for any felony crime involving moral turpitude. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (i) or (ii) or (iii) above, unless the Company shall have given written notice to Executive specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not, if possible, have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, that a repeated breach after notice and cure of any provision of clauses (i) or (ii) or (iii) above involving the same or substantially similar actions or conduct, shall be grounds for termination for “Cause” without any additional notice from the Company.

(b)                                           “Good Reason” shall mean the occurrence of any of the following circumstances without Executive’s prior express written consent: (i) a material breach of this Agreement by the Company, including, but not limited to, the assignment to Executive of any duties or responsibilities that results in a material diminution or adverse change of Executive’s position or scope of responsibilities; (ii) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (iii) a material and adverse change in Executive’s compensation and benefits described in Section 3 of this Agreement; (iv) a final judgment by a competent authority confirming commission of libel or slander by the Company or any person acting on behalf of the Company concerning Executive or a material tort relating to his office or employment with the Company that has a material adverse effect on Executive; or (v) a relocation of Executive’s principal place of employment by more than 25 miles away from New York City. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist with respect to the Company’s acts described in clauses (i), (ii) or (iii) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (i), (ii) or (iii) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

4.6                               Upon the termination of Executive’s employment for any reason following the closing of the Company’s initial public offering, unless otherwise requested by the Board, Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

5.                                           Protection of Confidential Information; Non-Solicitation; Non-Competition.

5.1                               Acknowledgement. As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates, including, without limitation, financial information, designs and other proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”) and may create or invent various ideas, inventions or works related to the Business. Accordingly, Executive has previously executed a Confidentiality and Assignment of Inventions Agreement in favor of the Company.

5.2                               Non-Competition. From the Effective Date through the date that is one year after the termination of Executive’s employment with the Company, Executive, without the prior written permission of the Company, shall not, anywhere in the United States of America, (a) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly engaged in a business substantially similar to the Business (a “Competitive Business”), (b) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant), or (c) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, in the event the Company terminates this Agreement or Executive’s employment hereunder without Cause or if Executive terminates this Agreement for Good Reason, Executive’s obligations under this Section shall terminate immediately upon such termination. For purposes of this Agreement, “Business” shall mean the business and activities of product development or product sales relating to topical or injectable botulinum or the use of the delivery technology covered by the Company’s intellectual property to deliver a pharmaceutical or cosmeceutical.

5.3                               Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.3 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.4                               Modification. If any provision of this Section 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.5                                    Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without Cause, or if Executive terminates this Agreement with Good Reason, in either of which events, Section 5.2 shall be null and void and of no further force or effect.

6.                                      Miscellaneous Provisions.

6.1                               Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (a) delivered personally to the party to receive the same, or (b) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

Jon Edelson, M.D.

212 Mamaroneck Road

Scarsdale, NY 10583

If to the Company:

Anterios, Inc.

60 East 42nd St., Suite 1160

New York, New York 10165

Attn: CEO and President

With a copy in either case to:

David W. Pollak

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Scientific Health Development, LTD

2304 Cedar Springs, Suite 240

Dallas, Texas 75201

Attn: Carter Meyer

Graubard Miller

The Chrysler Building 405

Lexington Avenue New

York, NY 10174 Attn:

Edward H. Pomeranz

6.2                                    Entire Agreement; Waiver. This Agreement and the Letter Agreement together set forth the entire agreement of the parties relating to the employment of Executive and are together intended to supersede all prior negotiations, understandings and agreements between the parties related to Executive’s employment by the Company, including but not limited to the Original Agreement. No provisions of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3                                    Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4                                    Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5                                    Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6                                    Compliance with Section 409A.

(a)                                      This Agreement and the benefits provided hereunder are intended to comply with the provisions of Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder, and the provisions of this Agreement shall be interpreted and construed to be consistent with this intent. Severance payments provided under this Agreement are intended to be exempt from Section 409A of the Code under the “separation pay” exception to the maximum extent applicable. Further, such payments that qualify for the “short-term deferral” exception or any other exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of Section 409A of the Code , all payments to be made upon a termination of employment may only be made upon Executive’s separation from service. Each payment under this Agreement shall be treated as a separate payment and the periodic payments of Base Salary pursuant to Section 4.3(b) and periodic reimbursements of Health Insurance Costs under Section 4.3(c) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. In no event will Executive designate the year of payment except as permitted under Section 409A of the Code.

(b)                                      (i)                                Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled hereunder shall be made or paid to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of his separation from service or (B) the date of Executive’s death, if Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Section 416(i) of the Code and the Company’s stock is publicly traded on an established securities market and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 6.6(b) shall be paid in lump sum to Executive on the first day of the seventh month following the separation of service, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified herein. If Executive dies during the postponement period prior to the payment of postponed amounts, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death

(c)                                       All reimbursements under Section 3.5 and Section 4.3 shall be made following the submission of a reimbursement request by Executive. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirement of Section 409A of the Code, including, where applicable, the requirement that (i) the reimbursement of any eligible expense shall be made no later than the end of the calendar year following the calendar year in which the expense is incurred, (ii) the amount of expenses eligible for reimbursement under Section 3.5 and Section 4.3(c) and in-kind benefits payable under Section 3.3 during a calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits payable in another calendar year and (iii) no right to reimbursement under Section 3.5 or Section 4.3(c) or payment of in-kind benefits under Section 3.3 shall be subject to liquidation or exchange for any other payment or benefit.

(d)                                      To the extent permitted under Section 409A of the Code, the Company and Executive agree to negotiate in good faith to make amendments to this Agreement, as the parties mutually agree are necessary or desirable, to avoid the imposition of taxes, penalties or interest under Section 409A of the Code; provided, however, that in no event shall the Company be required to pay any additional monies or increase payments to Executive under the terms hereof. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of Company; or (ii) to the extent specifically permitted or required by Section 409A of the Code.

6.7 Withholding. The Company may withhold from any amounts payable to Executive under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jon Edelson
Jon Edelson, MD

ANTERIOS, INC.

/s/ Carter Meyer
By: Carter Meyer, Director

Exhibit A

GENERAL RELEASE

                , in consideration of and subject to the terms and conditions set out in the employment agreement (“Employment Agreement”) to which this General Release is attached, and other good and valuable consideration, which I hereby acknowledge substantially exceed those to which I would be entitled under applicable law, do hereby release and forever discharge Anterios, Inc. (including all of its subsidiaries and affiliates) and its present and former directors, officers, agents, representatives, employees, successors and assigns (together, “Company”), from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had, now have or which my heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of my employment with or severance of my employment from the Company on or about

This includes any claim or right based upon or arising under any federal, state or local fair employment practices and equal opportunity laws, including, but not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New York State Labor Law, the New York State Human Rights Law, the New York State Constitution, the New York Civil Rights Law, the New York City Human Rights Law, the New York Executive Law, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof.

Nothing herein constitutes a release or waiver by me of, or prevents me from making or asserting (i) any claim or right not capable of being waived by law; (ii) breach by the Company of this General Release or (iii) any claim or right that may arise after the execution of this General Release. In addition, nothing herein shall prevent me from filing a charge or complaint with the Equal Employment Opportunity Commission or similar federal or state agency or my ability to participate in any investigation or proceeding conducted by such agency; provided, however, that, to the fullest extent permitted by law, I am waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent I receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the distributions made to me pursuant to the Employment Agreement.

I represent and warrant that I have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company in any court or before any administrative or investigative body or agency and/or that I am hereby withdrawing with prejudice any such complaints, charges, or actions that I may have filed against the Company. I further acknowledge and agree that by virtue of the foregoing, I have waived all relief available to me (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this General Release.

It is understood and agreed that (i) neither the execution of this General Release, nor the terms of the General Release, constitute an admission of liability to me by the Company, and such liability is expressly denied and (ii) no person shall use the General Release, or the consideration paid pursuant to the General Release, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

I have been given at least 21 days to review this General Release, and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the amounts provided for in the Employment Agreement for the purpose of making full and final settlement of all claims referred to above. I acknowledge that I have not relied on any representations or statements not set forth in the Employment Agreement or this General Release. I also understand that this General Release will not become effective if I exercise my right to revoke my signature within seven days of execution. I acknowledge that I have been advised, and have been given the opportunity, to have this General Release reviewed by my legal counsel.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

In witness hereof, I have executed this General Release this               day of

State of

) ss.:

County of

On this           day of               , before me, a Notary Public of the State of             personally appeared              , to me known and known to me to be the person described and who executed the foregoing release and did then and there acknowledge to me that he voluntarily executed the same.

Notary Public